Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results for the First Quarter 2021
Company’s Burger King Restaurants Increased Comparable Restaurant Sales by 14.7%
Total Restaurant Sales Increased by 10.9%
SYRACUSE, N.Y. – (BUSINESS WIRE) – May 13, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported its financial results for the first quarter ended April 4, 2021.
Highlights for the First Quarter of 2021 versus the First Quarter of 2020 Include:
•Total restaurant sales increased 10.9% to $390.0 million compared to $351.5 million in the first quarter of 2020;
•Comparable restaurant sales for the Company's Burger King® restaurants increased 14.7%;
•Comparable restaurant sales for the Company’s Popeyes® restaurants increased 0.5%;
•Adjusted EBITDA(1) increased to $19.9 million from $4.0 million in the prior year quarter;
•Adjusted Restaurant-Level EBITDA(1) increased to $39.5 million from $22.8 million in the prior year quarter;
•Net Loss was $(7.2) million, or $(0.14) per diluted share, compared to Net Loss of $(22.2) million, or $(0.44) per diluted share, in the prior year quarter;
•Adjusted Net Loss(1) was $(6.5) million, or $(0.13) per diluted share, compared to Adjusted Net Loss of $(19.3) million, or $(0.38) per diluted share, in the prior year quarter;
•Free Cash Flow(2) improved $22.2 million to a use of $(3.6) million compared to a use of $(25.8) million in the prior year quarter; and
•Adjusted Leverage Ratio (as defined under our senior credit facility) improved to 3.4x compared to 5.0x a year ago.
(1)Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income (loss) or to income (loss) from operations in the tables at the end of this release.
(2)Free Cash flow is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure in the tables at the end of this release.
Management Commentary
Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “Our first quarter sales growth was extremely strong. Comparable restaurant sales at our Burger King restaurants increased 14.7% during the first quarter of 2021, significantly outperforming the Burger King brand in the US overall. In fact, we have now outperformed the Burger King system for 19 of the last 21 quarters. We attribute some of our sales traction to recent government stimulus but are also encouraged by the significant increases in our breakfast, evening, and late-night daypart trends as we lapped the initial COVID-related declines from last year. As vaccinations are further rolled out and conditions continue to normalize, the resumption of pre-pandemic behaviors and activities should create a strong business tailwind which we expect to be enhanced by the launch of Burger King’s new loyalty program and what we believe is a best-in-class chicken sandwich offering that Burger King is rolling out with the support of national advertising in the near future.”

Accordino continued, “From a profitability standpoint, our Adjusted EBITDA increased nearly five-fold to $19.9 million compared to the same period last year as we benefitted from an increase in sales, the introduction of delivery service sales at a majority of our restaurants and cost-saving initiatives we implemented last year that have continued to reduce restaurant-level expenses.”
Accordino added, “If we compare March and April of 2021 to the same months in 2019, our comparable restaurant sales increased just over 10% in each month. Looking at April trends more closely, we are experiencing a shift in the composition of activity as we lap the impact of COVID-19 that began in March 2020. The combination of higher average checks offsetting reduced traffic kept our sales resilient from mid-2020 until mid-March 2021. In April, however, traffic started to return to pre-pandemic numbers and average checks remained about even with last year’s elevated levels as the more lucrative buying patterns established during the pandemic remained in place and guest visits during our most impacted dayparts continued to normalize.”
Accordino concluded, “Generating meaningful Free Cash Flow remains a key objective for 2021 and we will look to allocate that cash in a thoughtful way that we believe will be beneficial to our shareholders. We are still projecting net capital expenditures this year of approximately $60 million, but we are closely monitoring input costs for construction projects and may adjust our plans accordingly. Over the past twelve months we have significantly increased our liquidity to over $200 million and reduced our leverage by more than one and a half turns to 3.4 times. While building and acquiring restaurants in both brands remains a strategic objective, if compelling returns are not available, we will instead continue to build free cash flow, further de-lever our balance sheet, and return cash to shareholders.”
First Quarter 2021 Financial Results
Total restaurant revenue increased 10.9% to $390.0 million in the first quarter of 2021, compared to $351.5 million in the first quarter of 2020. Comparable restaurant sales for the Company’s Burger King restaurants increased 14.7% compared to a 5.7% decrease in the prior year quarter. Our Popeyes restaurants, which represented 5.5% of our total restaurant sales in the first quarter, delivered a more modest 0.5% increase in comparable restaurant sales due to the impact of severe weather on our February results, compared to a 3.2% increase in the first quarter of 2020.
Adjusted Restaurant-Level EBITDA(1) increased to $39.5 million in the first quarter of 2021 from $22.8 million in the prior year period. Adjusted Restaurant-Level EBITDA margin was 10.1% of restaurant sales and increased 360 basis points from the first quarter of 2020, reflecting lower cost of sales, reduced wage and related expenses, and other restaurant operating expense savings. In particular, the Company demonstrated its ability to continue rationalizing ongoing expenses through optimized restaurant labor scheduling, despite challenges to labor availability, and managing other restaurant-related operating expenses. The availability of labor remains a challenge for our industry, and while we believe it has not impacted our sales, it has necessitated that we remain flexible as it relates to operating hours and staffing levels.
General and administrative expenses increased to $21.4 million in the first quarter of 2021 from $20.8 million in the prior year period. The first quarter of 2021 includes $2.4 million more in incentive compensation accruals due to improved operational performance. The first quarter of 2021 total also reflects the positive impact of corporate cost efficiency initiatives implemented in the first half of 2020, such as streamlining the Company’s regional management structure and re-engineering the employee training process, which continued to benefit the Company in 2021.
Adjusted EBITDA(1) increased to $19.9 million in the first quarter of 2021 from $4.0 million in the first quarter of 2020. Adjusted EBITDA margin was 5.1% of total restaurant sales and increased 400 basis points from the first quarter of 2020 due to the factors discussed above.
Loss from operations decreased to $(3.1) million in the first quarter of 2021 compared to loss from operations of $(22.0) million in the prior year quarter.
Interest expense decreased to $6.7 million in the first quarter of 2021 from $7.1 million in the first quarter of 2020.
Net Loss was $(7.2) million in the first quarter of 2021, or $(0.14) per diluted share, compared to a Net Loss of $(22.2) million, or $(0.44) per diluted share, in the prior year quarter. Net Loss in the first quarter of 2021 and 2020 included $0.4 million and $2.9 million of pre-tax impairment and other lease charges, respectively. Adjusted Net Loss(1) was ($6.5) million, or $(0.13) per diluted share, compared to an Adjusted Net Loss of $(19.3) million, or $(0.38) per diluted share, in the prior year quarter.
Stock Repurchase Update
During the first quarter of 2021, the Company did not repurchase any shares of its common stock. The Company currently has $11 million remaining for repurchases under its stock repurchase program.

Balance Sheet Update
The Company ended the first quarter of 2021 with cash and cash equivalents of $59.9 million, and long-term debt (including current portion) and finance lease liabilities of $493.3 million. As of the end of the first quarter of 2021, the Company did not have any outstanding revolving credit borrowings under its revolving credit facility and had $9.0 million of letters of credit issued under such facility. The Company’s Adjusted Leverage Ratio (as defined under our senior credit facility) improved to 3.4 times at the end of the first quarter of 2021 compared to 5.0 times a year ago.
In April 2021, the Company upsized its revolving credit facility to $175.0 million, increasing liquidity by $29 million, and extended its maturity to 2026.
Conference Call Today
Daniel T. Accordino, the Company’s Chairman and Chief Executive Officer, and Anthony E. Hull, the Company’s Chief Financial Officer, will host a conference call to discuss first quarter 2021 financial results and provide a business update today at 8:30 AM ET.
The conference call can be accessed live over the phone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13718525. The replay will be available until Thursday, May 20, 2021. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.
About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,010 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.
Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including without limitation the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	(unaudited)
	Three Months Ended (a)
	April 4, 2021	March 29, 2020
Restaurant sales	389,993	351,518
Costs and expenses:
Cost of sales	113,790	102,927
Restaurant wages and related expenses	129,646	124,575
Restaurant rent expense	30,314	29,454
Other restaurant operating expenses	61,419	57,978
Advertising expense	15,369	13,876
General and administrative expenses (b) (c)	21,369	20,787
Depreciation and amortization	20,609	21,031
Impairment and other lease charges	353	2,881
Other expense, net (d)	227	56
Total costs and expenses	393,096	373,565
Loss from operations	(3,103)	(22,047)
Interest expense	6,726	7,140
Loss before income taxes	(9,829)	(29,187)
Benefit from income taxes	(2,661)	(6,978)
Net loss	$(7,168)	$(22,209)

Basic and diluted net loss per share (e)(f)	$(0.14)	$(0.44)
Basic and diluted weighted average common shares outstanding	49,824	50,821

(a)The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended April 4, 2021 and March 29, 2020 each included thirteen weeks.
(b)General and administrative expenses include acquisition and integration costs of $0.1 million for the three months ended March 29, 2020.
(c)General and administrative expenses include stock-based compensation expense of $1.5 million and $1.1 million for the three months ended April 4, 2021 and March 29, 2020, respectively.
(d)Other expense, net, for the three months ended April 4, 2021, included a loss on disposal of assets of $0.2 million. Other expense, net, for the three months ended March 29, 2020 included a loss on sale-leaseback transactions of $0.2 million, a loss on disposal of assets of $0.1 million and a gain on insurance recoveries from property damage at our restaurants of $0.3 million.
(e)Basic net loss per share was computed without attributing any loss to preferred stock and non-vested restricted shares as losses are not allocated to participating securities under the two-class method.
(f)Diluted net loss per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended
	April 4, 2021	March 29, 2020
Revenue:
Burger King restaurant sales	$368,488	$329,637
Popeyes restaurant sales	21,505	21,881
Total revenue	$389,993	$351,518
Change in Comparable Burger King Restaurant Sales (a)	14.7%	(5.7)%
Change in Comparable Popeyes Restaurant Sales (a)	0.5%

Average Weekly Sales per Burger King Restaurant (b)	$28,094	$24,614
Average Weekly Sales per Popeyes Restaurant (b)	$25,458	$25,978

Adjusted Restaurant-Level EBITDA (c)	$39,484	$22,797
Adjusted Restaurant-Level EBITDA margin (c)	10.1%	6.5%

Adjusted EBITDA (c)	$19,866	$3,972
Adjusted EBITDA margin (c)	5.1%	1.1%

Adjusted Net Loss (c)	$(6,500)	$(19,317)
Adjusted Diluted Net Loss per share (c)	$(0.13)	$(0.38)

Number of Burger King restaurants:
Restaurants at beginning of period	1,009	1,036
New restaurants (including offsets)	2	3
Restaurants closed (including offsets)	(1)	(11)
Restaurants at end of period	1,010	1,028
Average Number of operating Burger King restaurants	1,009.0	1,030.2

Number of Popeyes restaurants:
Restaurants at beginning and end of period	65	65
Average Number of operating Popeyes restaurants	65.0	64.8
(a)Restaurants we acquire are included in comparable restaurant sales after they have been operated by us for 12 months. Sales from restaurants we develop are included in comparable restaurant sales after they have been open for 15 months. The calculation of changes in comparable restaurant sales is based on a 52-week look back to the comparable 13-week period.
(b)Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week period by the average number of restaurants operating during such period.
(c)EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Restaurant-Level EBITDA, Adjusted Restaurant-Level EBITDA margin, Adjusted Net Loss and Adjusted Diluted Net Loss per share are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to our reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted Net Loss, and to our reconciliation of loss from operations to Adjusted Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Adjusted Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net loss per share is calculated based on Adjusted Net Loss and reflects the dilutive impact of shares, where applicable.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except share and per share amounts)

	(unaudited)
	Three Months Ended (a)
	April 4, 2021	March 29, 2020
Reconciliation of EBITDA and Adjusted EBITDA: (b)
Net loss	$(7,168)	$(22,209)
Benefit for income taxes	(2,661)	(6,978)
Interest expense	6,726	7,140
Depreciation and amortization	20,609	21,031
EBITDA	17,506	(1,016)
Impairment and other lease charges	353	2,881
Acquisition and integration costs (c)	—	81
Abandoned development costs (d)	—	688
Pre-opening costs (e)	29	89
Litigation and other professional expenses (f)	282	61
Other expense, net (g)	227	56
Stock-based compensation expense	1,469	1,132
Adjusted EBITDA	$19,866	$3,972

Reconciliation of Adjusted Restaurant-Level EBITDA: (b)
Loss from operations	$(3,103)	$(22,047)
Add:
General and administrative expenses	21,369	20,787
Pre-opening costs (e)	29	89
Depreciation and amortization	20,609	21,031
Impairment and other lease charges	353	2,881
Other expense, net (g)	227	56
Adjusted Restaurant-Level EBITDA	$39,484	$22,797

Reconciliation of Adjusted Net Loss: (b)
Net loss	$(7,168)	$(22,209)
Add:
Impairment and other lease charges	353	2,881
Acquisition and integration costs (c)	—	81
Abandoned development costs (d)	—	688
Pre-opening costs (e)	29	89
Litigation and other professional expenses (f)	282	61
Other expense, net (g)	227	56
Income tax effect on above adjustments (h)	(223)	(964)
Adjusted Net Loss	$(6,500)	$(19,317)
Adjusted diluted net loss per share (i)	$(0.13)	$(0.38)
Adjusted diluted weighted average common shares outstanding	49,824	50,821
(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three months ended April 4, 2021 and March 29, 2020 both included thirteen weeks.
(b)Within our press release, we make reference to EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss which are non-GAAP financial measures. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, stock-based compensation expense, abandoned development costs, restaurant pre-opening costs, non-recurring litigation and other professional expenses and other income and expense. Adjusted Restaurant-Level EBITDA represents loss from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges, restaurant-level integration costs, pre-opening costs, and other income and expense. Adjusted Net Loss represents net loss as adjusted, net of tax, to exclude impairment and other lease charges, acquisition costs and integration costs, abandoned development costs, pre-opening costs, non-recurring litigation and other professional expenses and other income and expense.
We are presenting Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss because we believe that they provide a more meaningful comparison than EBITDA and net loss of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Adjusted Restaurant-Level EBITDA because it excludes restaurant integration costs, restaurant pre-opening costs, other income and expense, and the impact of general and administrative expenses such as salaries and expenses associated with corporate and administrative functions that support the development and operations of our restaurants, legal, auditing and other professional fees. Although these costs are not directly related to restaurant-level operations, these expenses are necessary for the profitability of our restaurants. Management believes that Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Adjusted Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Adjusted Restaurant-Level EBITDA and Adjusted Net Loss are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA, Adjusted EBITDA and Adjusted Net Loss and between loss from operations and Adjusted Restaurant-Level EBITDA.
(c)Acquisition and integration costs for the three months ended March 29, 2020 mostly include legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Franchise Holdings, LLC in 2019 which were included in general and administrative expense.
(d)Abandoned development costs for the three months ended March 29, 2020 represents the write-off of capitalized costs due to the abandoned development in 2020 of previously planned new restaurant locations.
(e)Pre-opening costs for the three months ended April 4, 2021 and March 29, 2020 include training, labor and occupancy costs incurred during the construction of new restaurants.
(f)Litigation and other professional expenses for the three months ended April 4, 2021 and March 29, 2020 include costs pertaining to an ongoing lawsuit with one of the Company's former vendors, as well as other non-recurring professional service expenses.
(g)Other expense, net, for the three months ended April 4, 2021, included a loss on disposal of assets of $0.2 million. Other expense, net, for the three months ended March 29, 2020 included a loss on sale-leaseback transactions of $0.2 million, a loss on disposal of assets of $0.1 million and a gain on insurance recoveries from property damage at our restaurants of $0.3 million.
(h)The income tax effect related to the adjustments to Adjusted Net Loss during the periods presented was calculated using an incremental income tax rate of 25% for the three months ended April 4, 2021 and March 29, 2020.
(i)Adjusted diluted net loss per share is calculated based on Adjusted Net Loss and the dilutive weighted average common shares outstanding for the respective periods.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except share and per share amounts)

	(unaudited)
	Three Months Ended (a)
	April 4, 2021	March 29, 2020
Reconciliation of Free Cash Flow: (b)
Net cash provided by (used in) operating activities	$7,036	$(3,790)
Net cash used for investing activities	(10,627)	(21,968)
Add: cash paid for acquisitions	—	—
Total Free Cash Flow	$(3,591)	$(25,758)

	At 4/4/2021	At 1/3/2021	At 3/29/2020
Long-term debt and finance lease liabilities (c)	$493,315	$494,158	$535,521
Cash and cash equivalents	59,929	64,964	41,272
Net Debt (d)	433,386	429,194	494,249
Adjusted Leverage Ratio (e)	3.40x	3.82x	5.00x

(a)The Company uses a 52 or 53 week fiscal year that ends the Sunday closest to December 31. The three months ended April 4, 2021 and March 29, 2020 both included thirteen weeks.
(b)Free Cash Flow is a non-GAAP financial measure and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Free Cash Flow is defined as cash provided by operating activities less cash used for investing activities, adjusted to add back cash paid for acquisitions. Management believes that Free Cash Flow, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provides useful information about the Company's cash flow for liquidity purposes and to service the Company's debt. However, Free Cash Flow is not a measure of liquidity under GAAP, and, accordingly should not be considered as an alternative to the Company's consolidated statements of cash flows and net cash provided by operating activities, net cash used for investing activities and net cash provided by financing activities as indicators of liquidity or cash flow. Free Cash Flow for the three months ended April 4, 2021 and March 29, 2020 is derived from the Company's consolidated statements of cash flows for the respective three month periods to be presented in the Company’s Interim Condensed Consolidated Financial Statements in its Form 10-Q for the period ended April 4, 2021.
(c)Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at April 4, 2021 included $418,312 of Term Loan B borrowings under our senior credit facility, $73,688 of Term Loan B-1 borrowings under our senior credit facility and $1,315 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at January 3, 2021 included $419,375 of Term Loan B under our senior credit facility, $73,875 of Term Loan B-1 borrowings under our senior credit facility and $908 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs and original issue discount) at March 29, 2020 included $421,813 of the Company's Term Loan B under our senior credit facility, $111,750 of outstanding revolving borrowings under the Company's senior credit facility, and $1,958 of finance lease liabilities.
(d)Net Debt represents total funded net debt calculated in accordance with our senior credit facility as long-term debt and finance lease liabilities less cash and cash equivalents.
(e)Adjusted Leverage Ratio represents our Total Net Leverage Ratio as calculated in accordance with our senior credit facility for each period presented.